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                                                                 EXHIBIT 10.3(F)

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement"), by and between MarineMax, Inc., a Delaware corporation (the "Company"), and William H. McGill, Jr. ("Executive") is entered into and effective as of the 13 day of March, 2002.

                                    RECITALS

         A. The Company is engaged primarily in the business of selling, renting, leasing, and servicing boating, nautical, and other related lifestyle entertainment products and services, and related activities (collectively, the "Watercraft Business"), and Executive has experience in such business.

         B. Executive currently serves as Chairman and Chief Executive Officer of the Company. The Company desires to assure itself of the continued availability of Executive.

         C. The Company desires to employ Executive, and Executive desires to accept such employment, pursuant to the terms and conditions set forth in this Agreement, which shall replace the existing employment agreement between the Company and Executive.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein and the performance of each, it is hereby agreed as follows:

         1. EMPLOYMENT AND DUTIES.

                  (a) EMPLOYMENT. The Company hereby employs Executive, and Executive hereby agrees to act, as Chairman of the Board and Chief Executive Officer of the Company. As such, Executive shall have responsibilities, duties, and authority reasonably accorded to, expected of, and consistent with Executive's position, and Executive shall report directly to the Board of Directors of the Company (the "Board"). Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to paragraph l(c) hereof, agrees to devote his best efforts and substantially all of his business time and attention to promote and further the business of the Company.

                  (b) POLICIES. Executive shall faithfully adhere to, execute, and fulfill all lawful policies established by the Company.

                  (c) OTHER ACTIVITIES. Executive shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit, or other pecuniary advantage if such activity interferes in any material respect with Executive's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Executive from (i) making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor subject Executive to any conflict of interest with respect to his duties to the Company, (ii) serving on any civic or charitable boards or committees, (iii)

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delivering lectures or fulfilling speaking engagements, or (iii) serving, with the written approval of the Board, as a director of one or more public corporations, in each case so long as any such activities do not significantly interfere with the performance of Executive's responsibilities under this Agreement.

                  (d) PLACE OF PERFORMANCE. Executive shall not be required by the Company or in the performance of his duties to relocate his primary residence.

         2. COMPENSATION. For all services rendered by Executive, the Company shall compensate Executive as follows:

                  (a) BASE SALARY Effective the date hereof, the base salary payable to Executive shall be Four Hundred Thousand Dollars ($400,000) per year, payable on a regular basis in accordance with the Company's standard payroll procedures, but not less than monthly. On at least an annual basis, the Board or a committee of the Board shall review Executive's performance and may make increases to such base salary if, in its sole discretion, any such increase is warranted. In no event shall Executive's base salary be reduced to a level below Four Hundred Thousand Dollars ($400,000).

                  (b) BONUS OR OTHER INCENTIVE COMPENSATION. Executive shall be eligible to receive a bonus or other incentive compensation as may be determined by the Board or a committee of the Board based upon such factors as the Board or such committee, in its sole discretion, may deem relevant, including, without limitation, the performance of Executive and the Company; provided, however, that the Board or a committee of the Board shall establish for each fiscal year of the Company a bonus program in which Executive shall be entitled to participate, which provides Executive with a reasonable opportunity, based on the past compensation practices of the Company and Executive's then base salary, to maintain or increase Executive's total compensation compared to the previous fiscal year.

                  (c) EXECUTIVE PERQUISITES, BENEFITS, AND OTHER COMPENSATION. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

                           (i)      INSURANCE COVERAGE. Payment of all premiums
for coverage for Executive and his dependent family members under all health, hospitalization, disability, dental, life, and other insurance plans that the Company may have in effect from time to time, with the benefits provided to Executive to be on terms no less favorable than the benefits provided to other Company executive officers.

                           (ii)     REIMBURSEMENT FOR EXPENSES. Reimbursement
for business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his services under this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement and shall be in a format and manner consistent with the Company's expense reporting policy.

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                           (iii)    VACATION. Paid vacation in accordance with
the applicable policy of the Company as in effect from time to time, but in no event shall Executive be entitled to less than four (4) weeks paid vacation per year.

                           (iv)     OTHER EXECUTIVE PERQUISITES. The Company
shall provide Executive with other executive perquisites as may be made available to or deemed appropriate for Executive by the Board or a committee of the Board and participation in all other Company-wide employee benefits as are available to the Company's executive officers from time to time.

         3. NON-COMPETITION AGREEMENT.

                  (a) NON-COMPETITION. Executive shall not, during the period of his employment by or with the Company, and for a period equal to the longer of two (2) years immediately following the termination of his employment under this Agreement or the time during which severance payments are being made by the Company to Executive in accordance with this Agreement, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person:

                           (i)      OTHER ACTIVITIES. Engage, as an officer,
director, shareholder, owner, principal, partner, lender, joint venturer, employee, independent contractor, consultant, advisor, or sales representative, in any Competitive Business within the Restricted Territory;

                           (ii)     SOLICITATION OF EMPLOYEES. Call upon any
person who is, at that time, within the Restricted Territory, an employee of the Company or any of its subsidiaries, in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or any of its subsidiaries;

                           (iii)    SOLICITATION OF CUSTOMERS. Call upon any
person or entity that is, at that time, or that has been, within one (1) year prior to that time, a customer of the Company or any of its subsidiaries, within the Restricted Territory for the purpose of soliciting or selling products or services in direct competition with the Company or any of its subsidiaries within the Restricted Territory;

                           (iv)     SOLICITATION OF ACQUISITION CANDIDATES. Call
upon any prospective acquisition candidate, on Executive's own behalf or on behalf of any person, which candidate was, to Executive's knowledge after due inquiry, either called upon by the Company, or for which the Company made an acquisition analysis, for the purpose of acquiring such candidate.

                  (b) CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings ascribed to them:

                           (i)      COMPETITIVE BUSINESS shall mean any person
that sells, rents, brokers, leases, stores, repairs, restores, or services recreational boats or other boating products or provides services relating to recreational boats or other boating products;

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                           (ii)     PERSON shall mean any individual,
corporation, limited liability company, partnership, firm, or other business of whatever nature;

                           (iii)    RESTRICTED TERRITORY shall mean any state or
other political jurisdiction in which, or any location within two hundred (200) miles of which, the Company or any subsidiary of the Company maintains any facilities; sells, rents, brokers, leases, stores, repairs, restores, or services recreational boats or other boating products; or provides services relating to recreational boats or other boating products; and

                           (iv)     SUBSIDIARY shall mean the Company's
consolidated subsidiaries, including corporations, partnerships, limited liability companies, and any other business organization in which the Company holds at least a fifty percent (50%) equity interest.

                  (c) ENFORCEMENT. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenants may be enforced by the Company in the event of breach by him, by injunctions and restraining orders.

                  (d) REASONABLE RESTRAINT. It is agreed by the parties that the foregoing covenants in this paragraph 3 impose a reasonable restraint on Executive in light of the activities and business of the Company (including the Company's subsidiaries) on the date of the execution of this Agreement and the current plans of the Company (including the Company's subsidiaries); but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business, and locations of the Company (including the Company's subsidiaries) throughout the term of this covenant, whether before or after the date of termination of the employment of Executive. For example, if, during the term of this Agreement, the Company (including the Company's subsidiaries) engages in new and different activities, enters a new business, or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated above or the locations currently established therefor, then Executive will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within the Restricted Territory through the term of these covenants.

                  (e) OTHER ACTIVITIES. It is further agreed by the parties that, in the event that Executive shall cease to be employed hereunder and enters into a business or pursues other activities not in competition with the Company (including the Company's subsidiaries), or similar activities or business in locations, the operation of which, under such circumstances, does not violate this paragraph 3, and in any event such new business, activities, or location are not in violation of this paragraph 3 or of Executive's obligations under this paragraph 3, if any, Executive shall not be chargeable with a violation of this paragraph 3 if the Company (including the Company's subsidiaries) shall thereafter enter the same, similar, or a competitive (i) business, (ii) course of activities, or (iii) location, as applicable.

                  (f) SEPARATE COVENANTS. The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of

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any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the Agreement shall thereby be reformed.

                  (g) INDEPENDENT AGREEMENT. All of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of two (2) years following termination of employment stated at the beginning of this paragraph 3, during which the agreements and covenants of Executive made in this paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this paragraph 3.

         4. TERM; TERMINATION; RIGHTS ON TERMINATION.

                  (a) TERM. The term of Executive's employment under this Agreement shall begin on the date hereof and continue for three (3) years, and, unless terminated sooner as herein provided, shall continue for an additional one-month period effective on the last day of each calendar month during the term of this Agreement (the "Term") on the same terms and conditions contained herein in effect as of the time of renewal.

                  (b) TERMINATION. Executive's employment under this Agreement may be terminated in any one of the followings ways:

                           (i)      DEATH OF EXECUTIVE. The employment of
Executive shall terminate immediately upon Executive's death provided that the Company shall, for a period of six (6) months following such death, pay to the estate of Executive an amount equal to Executive's base salary and continue to pay all premiums for coverage for Executive's dependent family members under all health, hospitalization, disability, dental, life, and other insurance plans that the Company maintained at the time of Executive's death..

                           (ii)     DISABILITY OF EXECUTIVE. If, as a result of
incapacity due to physical or mental illness or injury, Executive shall have been absent from his full-time duties hereunder for six (6) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such six (6) month period, but which shall not be effective earlier than the last day of such six (6) month period), the Company may terminate Executive's employment provided Executive is unable to resume his full-time duties at the conclusion of such notice period. Also, Executive may terminate his employment if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request made within thirty
(30) days of the date of such written statement, Executive shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Executive or Executive's doctor and such doctor shall have concurred in the conclusion of Executive's doctor. In the event Executive's employment

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under this Agreement is terminated as a result of Executive's disability,
Executive shall receive from the Company, in a lump-sum payment due within ten
(10) days of the effective date of termination, an amount equal to the average of the base salary and bonus paid to Executive for the two (2) prior full fiscal years, for the lesser of the time period then remaining under the Term of this Agreement or for one (1) year.

                           (iii)    TERMINATION BY THE COMPANY FOR GOOD CAUSE.
The Company may terminate Executive's employment upon ten (10) days prior written notice to Executive for "Good Cause," which shall mean any one or more of the following: (A) Executive's willful, material, and irreparable breach of this Agreement; (B) Executive's gross negligence in the performance or intentional nonperformance (continuing for thirty (30) days after receipt of written notice of need to cure) of any of Executive's material duties and responsibilities hereunder; (C) Executive's willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations or reputation of the Company;
(D) Executive's conviction of a felony crime involving dishonesty or moral turpitude; or (E) a confirmed positive illegal drug test result. In the event of a termination by the Company for Good Cause, Executive shall have no right to any severance compensation.

                           (iv)     TERMINATION BY THE COMPANY WITHOUT GOOD
CAUSE OR BY EXECUTIVE WITH GOOD REASON. The Company may terminate Executive's employment without Good Cause during the Term hereof upon the approval of a majority of the members of the Board, excluding Executive if Executive is a member of the Board. Executive may terminate his employment under this Agreement for Good Reason upon ten (10) days prior notice to the Company.

                                    (A) RESULT OF TERMINATION BY THE COMPANY
WITHOUT GOOD CAUSE OR BY EXECUTIVE WITH GOOD REASON. Should the Company terminate Executive's employment without Good Cause or should Executive terminate his employment with Good Reason during the Term, the Company shall pay to Executive for three (3) years after such termination, on such dates as would otherwise be paid by the Company, an amount equal to the average of the base salary and bonus paid to Executive for the two (2) prior full fiscal years. Further, if the Company terminates Executive's employment without Good Cause or Executive terminates his employment with Good Reason, (1) the Company shall make the family medical insurance premium payments contemplated by COBRA or provide comparable coverage for a period of three (3) years after such termination, (2) all options to purchase Common Stock of the Company held by Executive shall vest thereupon and shall be exercisable during their full term notwithstanding the termination of employment, (3) the Company shall maintain life insurance coverage, comparable to that provided immediately prior to termination, for a period of three (3) years thereafter with the beneficiary designated by Executive, and (4) Executive shall be entitled to receive all other unpaid benefits due and owing through Executive's last day of employment. Further, any termination by the Company without Good Cause or by Executive for Good Reason shall operate to shorten the period of non-competition set forth in paragraph 3 and during which the terms of paragraph 3 apply to two (2) years from the date of termination of employment.

                                    (B) DEFINITION OF GOOD REASON. Executive
shall have "Good Reason" to terminate his employment upon the occurrence of any of the following events:

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(1) Executive is demoted by means of a reduction in authority, responsibilities, or duties; (2) Executive's annual base salary as determined pursuant to paragraph 2 is reduced to a level that is less than ninety percent (90%) of the base salary paid to Executive during the prior contract year under this Agreement; (3) a change is made in Executive's bonus other than as contemplated by paragraph 2(b), unless Executive has agreed in writing to that demotion, reduction, or change; or (4) the Company breaches a material provision of this Agreement.

                           (v)      RESIGNATION BY EXECUTIVE WITHOUT GOOD
REASON. Executive may, without cause, and without Good Reason terminate his own employment under this Agreement, effective thirty (30) days after written notice is provided to the Company or such earlier time as any such resignation may be accepted by the Company. If Executive resigns or otherwise terminates his employment without Good Reason, Executive shall receive no severance compensation.

                           (vi)     RETIREMENT. The Company (so long as
Executive does not have Good Reason to terminate his employment under this Agreement) and Executive (so long as the Company does not have Good Cause to terminate Executive's employment under this Agreement) shall each have the right, upon not less than thirty (30) days prior written notice to the other, to elect that Executive Retire from his services to the Company upon reaching the age of sixty-five (65) provided that, if requested by the Company prior to the end of the notice period, Executive shall defer his Retirement for a period of up to six (6) months from the date of the notice and continue his employment under this Agreement. In the event of any such Retirement, Executive shall make himself available for a period of thirty-six (36) months following the date of Retirement to render consulting services to the Company requiring not more than four (4) days per month and the Company shall (A) pay Executive an amount equal to fifty percent (50%) of the average of the base salary and bonus paid to him for the two (2) full fiscal years immediately preceding such Retirement, (B) provide Executive with medical coverage for life comparable to that provided during the term of his employment under this Agreement, and (C) maintain life insurance coverage comparable to that provided at the date of Retirement for a period of three (3) years with the beneficiary designated by Executive, and (D) vest all unvested options to the extent not previously vested with such options to be exercisable during their full term. The provisions respecting non-competition provided for in paragraph 3 shall be applicable during the thirty-six (36) month period and for two (2) years thereafter.

                           (vii)    CHANGE IN CONTROL OF THE COMPANY.

                                    (A) POSSIBILITY OF CHANGE IN CONTROL.
Executive understands and acknowledges that the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder or that the Company may undergo another type of Change in Control. In the event such a merger or consolidation or other Change in Control is initiated prior to the end of the Term, then the provisions of this paragraph 4(b)(vii) shall be applicable.

                                    (B) TERMINATION BY EXECUTIVE. Subject to the
exceptions set forth in paragraph 4(b)(vii)(E), if any Change of Control is initiated during Executive's employment hereunder, Executive may, at his sole discretion, elect to terminate his employment under this Agreement by providing written notice to the Company at least five (5) business days

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at any time prior to or within one (1) year after the closing of the transaction giving rise to the Change in Control. In such case, the applicable provisions of paragraph 4(b)(iv) hereof will apply as though the Company had terminated Executive's employment without Good Cause during the Term; however, under such circumstances, the amount of the severance payments due to Executive shall be paid in a lump sum, the non-competition provisions of paragraph 3 hereof shall all apply for a period of one (1) year from the effective date of termination, and Executive shall make himself available, for a period of twelve (12) months following the date of his termination of employment, to render consulting services relating to the business and operations of the Company requiring not more than four (4) days a month. To the extent that Executive shall be determined by a final and unappealable determination of a court of competent jurisdiction to have willfully violated either the non-competition or consulting requirement, Executive shall reimburse the Company for Five Hundred Thousand Dollars ($500,000) of the severance amount paid to him for either violation and One Million Dollars ($1,000,000) of the severance amount paid to him for a violation of both covenants.

                                    (C) EFFECTIVE DATE OF CHANGE IN CONTROL. For
purposes of applying paragraph 4 hereof under the circumstances described in 4(b)(vii)(B) above, the effective date of Change in Control will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements, and lump-sum payments due Executive must be paid in full by the Company promptly following Executive's election to terminate his employment following such Change in Control. Further, Executive will be given sufficient time and opportunity to elect whether to exercise all or any of his options to purchase the Company's Common Stock, such that he may convert the options to shares of the Company's Common Stock at or prior to or within one (1) year after the closing of the transaction giving rise to the Change in Control, if he so desires.

                                    (D) DEFINITION OF CHANGE IN CONTROL. A
"Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement, or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, which serve similar purposes; provided further that, without limitation, a Change in Control shall be deemed to have occurred if and when:

                                             (1) TURNOVER OF BOARD. The
following individuals no longer constitute a majority of the members of the
Board: (A) the individuals who, as of the date of this Agreement, constitute the Board (the "Current Directors"); (B) the individuals who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the Current Directors then still in office (such directors becoming "Additional Directors" immediately following their election); and (C) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the Current Directors and Additional Directors then still in office (such directors also becoming "Additional Directors" immediately following their election);

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                                             (2) TENDER OFFER. A tender offer or
exchange offer is made whereby the effect of such offer is to take over and control the Company, and such offer is consummated for the equity securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities;

                                             (3) MERGER OR CONSOLIDATION. The
stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in at least seventy-five percent (75%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

                                             (4) LIQUIDATION OR SALE OF ASSETS.
The stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets to another person or entity, which is not a wholly owned subsidiary of the Company (i.e., fifty percent (50%) or more of the total assets of the Company).

                                    (E) EXCEPTIONS FROM CHANGE IN CONTROL. A
Change in Control shall not be considered to have taken place for purposes of this paragraph 4 in the event that both (1) the Change in Control shall have been specifically approved by at least two-thirds (2/3) of the Current and Additional Directors (as defined above) and (2) the provisions of this Agreement remain in full force and effect as to Executive. Sales of the Company's Common Stock beneficially owned or controlled by the Company shall not be considered in determining whether a Change in Control has occurred.

                                    (F) EXCESS PARACHUTE PAYMENTS. Anything in
this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, (including any additional payments required under this Section 4((b)(vii)(F)) (a "Payment") would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall make a payment to the Executive (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Gross-Up Payment will be due and payable by the Company or its successor within ten (10) days after Executive delivers a written request for reimbursement accompanied by a copy of his tax return(s) showing the Excise Tax actually incurred by Executive.

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                                    (G) NOTIFICATION. Executive shall be
notified in writing by the Company at any time that the Company anticipates that a Change in Control may take place.

                  (c) PAYMENTS TO TERMINATION DATE. Upon termination of Executive's employment under this Agreement for any reason provided above, Executive shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Executive only to the extent and in the manner expressly provided above. All other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that the Company's obligations under paragraph 8 (relating to indemnification of Executive) and Executive's obligations under paragraph 3 (relating to non-competition), paragraph 5 (relating to return of Company property), paragraph 6 (relating to inventions), paragraph 7 (relating to trade secrets), and paragraph 9 (relating to prior agreements) shall survive such termination in accordance with their terms.

                  (d) FAILURE TO PAY EXECUTIVE. If termination of Executive's employment arises out of the Company's failure to pay Executive on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, as determined by a court of competent jurisdiction or pursuant to the provisions of paragraph 14, the Company shall pay all amounts and damages to which Executive may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Executive to enforce his rights hereunder. Further, none of the provisions of paragraph 3 (relating to non-competition) shall apply in the event Executive's employment under this Agreement is terminated as a result of a breach by the Company.

                  (e) MITIGATION. The Company and Executive have mutually agreed that it would be appropriate to mitigate the costs to the Company of any severance arrangements if Executive accepts other employment, the Company secures insurance or other coverage at its cost, or Executive can obtain coverage under any governmental program without expense to Executive, subject in each case to providing comparable benefits to Executive with no out-of-pocket cost to him. As a result, all medical, disability, and other similar benefits payable to Executive following the termination of his employment under this Agreement shall be reduced on a dollar-for-dollar basis by (i) any medical, disability, and other similar benefits received by or which may reasonably be receivable by Executive from any subsequent employer, (ii) any governmental benefits available to Executive upon premium payments made or reimbursed by the Company to or on behalf of Executive, or (iii) any insurance, annuity, or comparable payments or coverage furnished by the Company at no cost to Executive as an alternative to the benefits provided by this Agreement.

         5. RETURN OF COMPANY PROPERTY. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, and other property delivered to or compiled by Executive by or on behalf of the Company (or its subsidiaries) or its representatives, vendors, or customers that pertain to the business of the Company (or its subsidiaries) shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities, or future plans of the Company (or its subsidiaries) that is

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collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive's employment.

         6. INVENTIONS. Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are directly related to the business or activities of the Company (or its subsidiaries) and which Executive conceives as a result of his employment by the Company. Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, and other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

         7. TRADE SECRETS. Executive agrees that he will not, during or after the period of employment under this Agreement, disclose the specific terms of the Company's relationships or agreements with its respective significant vendors or customers, or any other significant and material trade secret of the Company, whether in existence or proposed, to any person, firm, partnership, corporation, or business for any reason or purpose whatsoever.

         8. INDEMNIFICATION. In the event Executive is made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Company against Executive), by reason of the fact that he is or was performing services under this Agreement, then the Company shall indemnify Executive against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith to the maximum extent permitted by applicable law. The advancement of expenses shall be mandatory. In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit, or proceeding, the Company agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all attorneys' fees of such separate counsel. Further, while Executive is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Executive cannot be held liable to the Company for errors or omissions made in good faith if Executive has not exhibited gross, willful, and wanton negligence and misconduct or performed criminal and fraudulent acts that materially damage the business of the Company. Notwithstanding this paragraph 8, the provision of any written indemnification agreement applicable to the directors of the Company to which Executive shall be a party shall apply rather than this paragraph 8 to the extent inconsistent with this paragraph 8.

         9. NO PRIOR AGREEMENTS. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other person or entity. Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and

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

expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition, invention, or secrecy agreement between Executive and such third party that was in existence as of the date of this Agreement.

         10. ASSIGNMENT; BINDING EFFECT. Executive understands that he is being employed by the Company on the basis of his personal qualifications, experience, and skills. Executive agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of paragraph 11 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

         11. COMPLETE AGREEMENT. This Agreement is not a promise of future employment. Executive has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between the Company and Executive.

         12. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To the Company:              MarineMax, Inc.
                                      18167 U.S. Highway 19 North, Suite 499
                                      Clearwater, Florida 33764
                                      Attention: Corporate Secretary

         To Executive:                William H. McGill, Jr.
                                      18167 U.S. Highway 19 North, Suite 499
                                      Clearwater, Florida 33764

         In either case with a        Greenberg Traurig, LLP
         copy to:                     2375 East Camelback Road
                                      Suite 700
                                      Phoenix, Arizona  85016
                                      Attention: Robert S. Kant, Esq.

         Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 13.

         13. SEVERABILITY; HEADINGS. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

         14. MEDIATION ARBITRATION. All disputes arising out of this Agreement shall be resolved as set forth in this paragraph 15. If any party hereto desires to make any claim arising out of this Agreement ("Claimant"), then such party shall first deliver to the other party ("Respondent") written notice ("Claim Notice") of Claimant's intent to make such claim explaining Claimant's reasons for such claim in sufficient detail for Respondent to respond. Respondent shall have ten (10) business days from the date the Claim Notice was given to Respondent to object in writing to the claim ("Notice of Objection"), or otherwise cure any breach hereof alleged in the Claim Notice. Any Notice of Objection shall specify with particularity the reasons for such objection. Following receipt of the Notice of Objection, if any, Claimant and Respondent shall immediately seek to resolve by good faith negotiations the dispute alleged in the Claim Notice, and may at the request of either party, utilize the services of an independent mediator. If Claimant and Respondent are unable to resolve the dispute in writing within ten (10) business days from the date negotiations began, then without the necessity of further agreement of Claimant or Respondent, the dispute set forth in the Claim Notice shall be submitted to binding arbitration (except for claims arising out of paragraphs 3 or 7 hereof), initiated by either Claimant or Respondent pursuant to this paragraph. Such arbitration shall be conducted before a panel of three (3) arbitrators in Tampa, Florida, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") then in effect provided that the parties may agree to use arbitrators other than those provided by the AAA. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Executive was terminated without disability or without Good Cause, as defined in paragraphs 4(b) and 4(c) hereof, respectively, or that the Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any mediation or arbitration proceeding and, to the extent Executive prevails, all reasonable legal fees shall be borne by the Company.

         15. NO PARTICIPATION IN SEVERANCE PLANS. Except as contemplated by this Agreement, Executive acknowledges and agrees that the compensation and other benefits set forth in this Agreement are and shall be in lieu of any compensation or other benefits that may otherwise be payable to or on behalf of Executive pursuant to the terms of any severance pay arrangement of the Company or any affiliate thereof, or any other similar arrangement of the Company or any affiliates thereof providing for benefits upon involuntary termination of employment.

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

         16. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the state of Florida, notwithstanding the conflict of laws provisions of such state.

         17. COUNTERPARTS; FACSIMILE. This Agreement may be executed by facsimile and in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                 MARINEMAX, INC.

                                 By: /s/ Michael H. McLamb
                                     -------------------------------------------

                                 Title V.P. CFO
                                       -----------------------------------------

                                 Name: Michael H. McLamb
                                       -----------------------------------------

                                 Its: V.P. CFO
                                      ------------------------------------------

                                 EXECUTIVE:
                                             /s/ Bill McGill
                                      ------------------------------------------
                                 William H. McGill, Jr.

                                       14